CERTIFICATE OF MERGER
of
ZIO ACQUISITION CORP.
and
ZIOPHARM, INC.

In accordance with Section 251 of the General Corporation Law of the State of Delaware, ZIOPHARM, Inc. hereby certifies as follows:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

ZIO Acquisition Corp	Delaware
ZIOPHARM, Inc.	Delaware

SECOND: That an Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation of the merger is ZIOPHARM, Inc.

FOURTH: The certificate of incorporation of ZIOPHARM, Inc., as amended to date, will be the certificate of incorporation of the surviving corporation; provided, however, that such certificate of incorporation shall be amended and restated in its entirety read as set forth on Exhibit A to this Certificate of Merger

FIFTH: The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is:

1180 Avenue of the Americas, Suite 1920
New York, New York 10036

SIXTH: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

The undersigned corporation has caused this certificate of merger to be signed on September 13, 2005.

ZIOPHARM, INC.

By:	/s/ Richard Bagley
Name: Richard Bagley
Title: President, Chief Operating Officer and Treasurer

Exhibit A

Certificate of Incorporation
of
ZIOPHARM, Inc.

FIRST:	The name of this corporation shall be ZIOPHARM, Inc.

SECOND:
Its registered office in the State of Delaware is to be located at: 3500 South Dupont Highway, Dover DE 19901, County of Kent and its registered agent at such address is: Blumberg Excelsior Corporate Services, Inc.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is: TWO HUNDRED (200) common shares with no par value.

FIFTH:	The name and address of the incorporator is as follows:

Justin T. Reed,
c/o Blumberg

Excelsior Corporate Services, Inc.
62 White Street
New York, NY 10013

SIXTH:
The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this corporation.

With the consent in writing, and pursuant to a majority vote of the holders of the capital stock issued and outstanding, the Directors shall have authority to disclose, in any manner, of the whole property of this corporation.

The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this corporation except as conferred by the law or the By-Laws, or by resolution of the stockholders. The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the paragraph hereof shall, except where otherwise specified in said paragraph, be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the paragraph and in each of the clauses, or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

No director of this corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty of the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.